Exhibit (p)(4)

EXHIBIT I

CODE OF ETHICS

LIBC/3968805.5

AXIOM INTERNATIONAL INVESTORS LLC

CODE OF ETHICS

INTRODUCTION

This Code of Ethics (the “Code”) is based on the principle that you, as officers and employees of Axiom International Investors LLC (“Axiom”), owe a fiduciary duty to, among others, the Clients (as defined herein) of Axiom. Axiom is a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and as such, Axiom and its employees are subject to the requirements of the Advisers Act with respect to Axiom’s clients. The purpose of this Code is to provide procedures consistent with the requirements of Rule 17j-1 (“Rule 17j-1”) under the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 204A-1 under the Advisers Act.

The Code applies to all employees, members, managers, and officers (collectively, “employees”) of Axiom. Axiom shall provide a copy of this Code (and any subsequent amendments) to every employee. Employees must avoid activities, interests and relationships that might interfere with making decisions in the best interests of Clients. As required by Rule 204A-1, employees must comply with all applicable federal securities laws, including the 1940 Act, the Advisers Act, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act of 2002, Title V of the Gramm-Leach-Bliley Act, and rules adopted by the Securities and Exchange Commission (“SEC”) under any of the foregoing, the Bank Secrecy Act as it applies to mutual funds and investment advisers, and any related rules adopted by the SEC or the Department of the Treasury, as well as all other policies of Axiom and all other laws relating to Axiom and its business. As used in this Code, all references to “you” shall mean all employees of Axiom.

As a general principle, it is imperative to avoid any situation that might compromise, or call into question, the exercise of fully independent judgment by employees in the interests of our Clients. As fiduciaries, employees must at all times:

1. Place the interests of Clients first. In other words, as a fiduciary you must avoid serving your own personal interests ahead of the interests of our Clients.

2. Conduct all personal securities transactions in full compliance with this Code. Personal securities transactions should comply with both the letter and spirit of the Code.

3. Avoid taking inappropriate advantage of your position. The receipt of investment opportunities, perquisites, or gifts from persons seeking business with Axiom or its Clients could call into question the exercise of your independent judgment.

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Definitions

For purposes of this Code, the following definitions apply:

“Automatic Investment Plan” is a program in which regular purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

“Beneficial Ownership” means having or sharing the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in securities. For purposes of this Code, an officer or employee will be deemed to have a “Beneficial Ownership” interest in securities held in any account maintained by or for: 1) any member of an officer’s or employee’s Immediate Family sharing the same household; 2) any individuals who live in the officers’ or employees’ household and over whose purchases, sales or trading activities the officer or employee exercises control or investment discretion; 3) any persons for whom the officer or employee provides financial support and either (a) whose financial affairs the officer or employee controls, or (b) for whom the officer or employee provides discretionary advisory services with respect to such person’s ownership of securities; (4) any trust or other arrangement which names the officer or employee as a beneficiary remainderman; and (5) any partnership, corporation or other entity in which the officer or employee has a 25% or greater beneficial interest, or in which the officer or employee exercises, either individually or together with others, effective Control.

“Chief Compliance Officer” shall mean the chief compliance officer of Axiom for purposes of Rule 206(4)-7 of the Advisers Act, currently, Denise M. Zambardi.

“Client” means any client of Axiom, including any private investment fund for which Axiom acts as general partner, manager or investment adviser.

“Control” shall have the meaning set forth in Section 2(a)(9) of the 1940 Act. Section 2(a)(9) provides that “control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with the company.

“ETF” means all exchange traded funds available in the United States and any equivalent securities available in non-US jurisdictions.

“Exempt Security” means any: (1) direct obligation of the Government of the United States, including all state and municipal obligations; (2) bankers’ acceptance, bank certificate of deposit, commercial paper, bank repurchase agreement and other high quality short-term debt instrument; (3) shares issued by registered open-end mutual funds (including money-market funds) and unit investment trusts, in each case provided they are not Reportable Funds or ETFs (as defined herein); and (4) Securities in an account over which you do not have any direct or indirect influence or Control (note that there is a presumption that you can exert some measure of influence or control over accounts held by members of your immediate family sharing the same household, but this presumption may be rebutted by convincing evidence acceptable to the Chief Compliance Officer in accordance with this Code).

“Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, son-in-law, brother-in-law, sister-in-law, and includes any adoptive relationship.

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“Reportable Fund” is any investment company registered under the 1940 Act for which Axiom serves as an investment adviser or sub-adviser or any registered investment company whose investment adviser or principal underwriter controls, is controlled by or is under common control with Axiom. A list of all Reportable Funds is maintained by the Chief Compliance Officer.

“Security” means any note, stock, treasury stock, share of any Reportable Fund, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put call, straddle, option, future or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or in general, any interest or instrument commonly known as a security, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing. For the avoidance of doubt, the term “Security” as used in this Code includes all ETFs.

“Third Party Managed Account” is an account in which an Axiom employee has Beneficial Ownership and as to which (i) pursuant to an agreement and in actual practice, an investment adviser or broker (who is not an employee or affiliate of Axiom) has full discretionary authority to purchase and sell Securities without prior notification to, discussion with or consent of the accountholder or his/her representatives (including the Axiom employee); and (ii) with respect to which communications with the adviser or broker are limited to confirmations and account statements, fee discussions, and other communications and discussions that do not relate to purchases or sales of specific Securities.

TRADING AND OTHER RESTRICTIONS

Gifts and Entertainment

Except with the consent of the Chief Compliance Officer and the President, you may not accept any investment opportunity, gift, gratuity or other thing of more than nominal value, from any person or entity that does business, or desires to do business, with Axiom directly or on behalf of a Client provided that you may accept gifts from a single giver so long as their aggregate value does not exceed $100. Reasonable gifts received on behalf of Axiom generally shall not require reporting. Examples of reasonable gifts include holiday gift baskets and lunches brought to Axiom’s offices by service providers.

You may attend business meals, sporting events and other entertainment events at the expense of the giver, so long as the event is consistent with industry norms and both you and the giver are present.

Axiom and its employees are prohibited from giving gifts that may be deemed excessive, and should obtain written pre-approval to give all gifts in excess of $200 to any Client, investor, prospective Client, prospective investor, or any individual or entity with whom Axiom is doing

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or seeking to do business. Any gift or entertainment provided by Axiom to a labor union or a union official in excess of $250 per fiscal year should be reported on Department Labor Form LM-10 within 90 days following the end of Axiom’s fiscal year. Consequently, employees should obtain written pre-approval to provide any gift or entertainment, regardless of value, to labor unions or union officials. Similarly, Axiom is prohibited from giving gifts or entertainment with an aggregate value exceeding $250 per year to any ERISA plan fiduciary. Consequently, employees should obtain written pre-approval to provide any gift or entertainment, regardless of value, to any ERISA plan fiduciary. More substantial charitable gifts to client charities are generally deemed acceptable but should be communicated in advance to the Chief Compliance Officer.

The Foreign Corrupt Practices Act (“FCPA”) prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government. Companies that are owned, even partly, by a foreign government may be considered an “instrumentality” of that government. In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions. Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be “instrumentalities” of a foreign government.

The FCPA includes provisions that may permit the giving of gifts and entertainment under certain circumstances, including certain gifts and entertainment that are lawful under the written laws and regulations of the recipient’s country, as well as bona-fide travel costs for certain legitimate business purposes. However the availability of these exceptions is limited and is dependent on the relevant facts and circumstances. Civil and criminal penalties for violating the FCPA can be severe.

Axiom and its employees should comply with the spirit and the letter of the FCPA at all times. Employees should obtain written pre-approval to provide any gift or entertainment, that may be subject to the FCPA, irrespective of value and including food and beverages provided during a legitimate business meeting.

Employees should consult with the Chief Compliance Officer or the President if there is any question as to whether gifts or entertainment need to be pre-cleared and/or reported in connection with this policy. Employees should report their gifts and entertainment and seek the necessary approvals via e-mail. Written approval may be given via e-mail.

The Chief Compliance Officer should report to and seek approval from the President for the giving or receipt of gifts and entertainment in accordance with this policy.

Pre-clearance Procedure

General Requirement. Generally, you may not engage, or permit any other person or entity to engage, in any purchase or sale of a Security in which you have, or by reason of the transaction will acquire, Beneficial Ownership (as defined above) unless you submit a pre-clearance request in writing to the compliance team by e-mailing compliance@axinvest.com and receive a response approving the requested transaction.

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Exceptions to Preclearance Requirement. A pre-clearance request is not required with respect to the following transactions:

•	Any transaction in Exempt Securities;

•	Any purchase of Securities pursuant to an Automatic Investment Plan;

•	Any transaction involving ETFs or publicly traded corporate bonds; and

•	Any transaction in Securities held in a Third Party Managed Account.

Pre-clearance requests will not be granted with respect to any purchase or sale of a Security (i) that is currently being actively considered for purchase or sale by Axiom on behalf of a client or (ii) on any day during which there is a pending buy or sell order in the same Security on behalf a Client. The purchase or sale that is the subject of the pre-clearance must be executed on the day approval is granted.

Special Requirements for Third Party Managed Accounts. To rely on the pre-clearance exemption for a Third Party Managed Account an employee must annually (i) submit a Certification to the Chief Compliance Officer on the form attached to this Code and (ii) ensure that the accountholder and his/her representatives (including the employee) do not directly or indirectly suggest transactions in specific Securities to the adviser or broker, or otherwise exercise any discretion over account transactions. If the accountholder or his/her representatives engage in discussions of specific investments in Securities the account will no longer qualify as a Third Party Managed Account.

Initial Public Offerings

You may not acquire Beneficial Ownership of any security in an initial public offering, except that you may acquire Exempt Securities at auction.

Private Placements

You may not acquire Beneficial Ownership of any Securities (other than Exempt Securities or Securities acquired pursuant to an Automatic Investment Plan) in a private placement, unless approval has been received from the Chief Compliance Officer.

Use of Broker-Dealer for Transactions

You may not engage, and you may not permit any other persons or entity to engage in any purchase or sale of a publicly traded Security (other than Exempt Securities or Securities acquired pursuant to gift or inheritance or an Automatic Investment Plan) of which you have, or by reason of the transaction will acquire, Beneficial Ownership, except through a registered broker- dealer.

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Reporting Requirements; Review

Applicability of Reporting Requirements. Generally, all Securities are subject to the reporting requirements under the Code except Exempt Securities. The term “Exempt Securities” is defined on page 2 of this Code, and includes the following:

•	Direct obligations of the Government of the United States or other sovereign entity, including all state, provincial, and municipal obligations;

•	Bankers’ acceptance, bank certificate of deposit, commercial paper, bank repurchase agreement and other high quality short-term debt instrument;

•	Shares issued by registered open-end mutual funds and unit investment trusts that are not ETFs and not Reportable Funds; and

•	Any Securities acquired in an account over which you do not have any direct or indirect influence or Control.

Initial Holdings Reports. Within ten (10) calendar days of becoming an employee of Axiom you must file a report, which must be current as of a date no more than forty-five (45) calendar days prior to the date the report was submitted, with Axiom that lists the following information:

•	List of Broker-Dealers and Banks. The name of each broker, dealer or bank with whom you maintained an account in which you held direct or indirect Beneficial Ownership of any Securities (including Exempt Securities) as of the date of your employment with Axiom; and

•	Identifying Details of Securities. The title, number of shares and principal amount of each Security (other than an Exempt Security) which you had any direct or indirect Beneficial Ownership when you became an employee.

Annual Holdings Reports. Within thirty (30) calendar days after the end of a calendar year, you must file a report, which must be current as of a date no more than forty-five (45) calendar days prior to the date the report was submitted, with Axiom that lists the following information:

•	List of Broker-Dealers and Banks. The name of each broker, dealer or bank with whom you maintained an account in which you held direct or indirect Beneficial Ownership of any Securities (including Exempt Securities) as of the end of the calendar year; and

•	Identifying Details of Securities. The title, number of shares and principal amount of each Security (other than an Exempt Security) in which the you had any direct or indirect Beneficial Ownership as of the end of the calendar year (your final brokerage statement for the year can be accepted for this requirement, granted it contains all of the appropriate details).

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Quarterly Transaction Reports. You must cause each broker-dealer who maintains an account for any Securities (other than an account containing only Exempt Securities or through which you engage only in purchases pursuant to an Automatic Investment Plan) in which you have Beneficial Ownership to provide Axiom with quarterly broker-dealer statements listing all transactions in Securities (other than Exempt Securities or Securities acquired pursuant to an Automatic Investment Plan) during the quarter. These statements must include the following information:

•	Effecting Broker-Dealer or Bank. The name of the broker, dealer or bank through which the transaction was effected;

•	Identifying Details of Securities and Transactions. The date of the transaction, the title, exchange ticker symbol or CUSIP number, interest rate and maturity date (if applicable), the number of shares and the principal amount of each Security involved, the nature of the transaction (i.e., purchase, sale, etc.) and the price of the Security at which the transaction was effected; and

You must provide these statements within thirty (30) calendar days after the end of the quarter. These statements should be sent directly by such broker-dealer to the Chief Compliance Officer.

In addition, with respect to accounts established during the quarter in which Securities in which you have Beneficial Ownership were held during the quarter, you must provide the name of each broker, dealer or bank with whom you established the account, and the date the account was established (other than an account containing only Exempt Securities or through which you engage only in purchases pursuant to an Automatic Investment Plan).

COMPLIANCE

Chief Compliance Officer

The Chief Compliance Officer or such other person as may be designated by Andrew Jacobson, the President, will have primary responsibility for enforcing the Code, including review of personal securities transaction reports required under the Code. The review shall include an assessment of whether the employee has adhered to the Code, including required pre-clearance procedures, but should also compare the trading to any restricted lists (if applicable); assess whether the employee is trading for his or her own account in the same securities he or she is trading for Clients, and if so whether the Clients are receiving terms as favorable as those received by the employee; periodically analyze the employee’s trading for patterns that may indicate potential abuse, including short-term trading activity; investigate any substantial disparities between the performance achieved for the employee’s accounts and the performance achieved by the employee’s Client accounts; and investigate any substantial disparities between the percentage of trades that are profitable when the employee trades for his or her own account and the percentage that are profitable when he or she places trades for Clients.

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Edward Azimi, the Deputy Chief Operating Officer, shall have responsibility for these review requirements with respect to personal securities transactions of the Chief Compliance Officer.

The Chief Compliance Officer will be responsible for providing periodic training to employees of Axiom regarding the principles and procedures of the Code and is available to answer questions or supply information related to the Code.

Certificate of Compliance

You are required to certify upon commencement of your employment and annually thereafter, that you have received a copy of the Code and all amendments thereto and have read and understand this Code and recognize that you are subject to it, which includes an obligation to comply with this Code, other policies of Axiom and federal securities laws and other laws relating to Axiom and its business. Each annual certificate will also state that you have complied with the requirements of this Code, other policies of Axiom and federal securities laws and other laws relating to Axiom and its business during the prior year, and that you have disclosed, reported, or caused to be reported all transactions during the prior year in Securities (other than Exempt Securities) of which you had or acquired Beneficial Ownership and all violations or suspected violations (by you or any other person) of this Code, other policies of Axiom and federal securities laws and other laws relating to Axiom and its business. You must also certify annually that your most recent broker-dealer statements are complete and accurate as to your holdings pursuant to the reporting requirements under the Code. A form for this purpose is attached to this Code.

Reporting Violations

Employees must promptly report to the Chief Compliance Officer all actual or suspected violations of this Code, of other policies of Axiom and of federal securities laws or other laws relating to Axiom and its business. If you do not receive a reasonably prompt and satisfactory response from the Chief Compliance Officer (or if you need to report a violation or suspected violation effected by the Chief Compliance Officer), you must report the violation or suspected violation to the Chief Operating Officer.

Remedial Actions

If you violate this Code, other policies of Axiom and of federal securities laws or other laws relating to Axiom and its business, you are subject to various possible penalties to be imposed by Axiom, which may include, but are not limited to, disgorgement of profits, imposition of substantial fines, demotion, suspension or termination.

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Recordkeeping Requirements

The following shall be maintained in Axiom’s offices for a five (5) year period in an easily accessible place:

A.	The Code as currently in effect and each code of ethics in effect at any time in the prior five years;

B.	Each record of a violation of the Code and any action taken as a result of such violation, each such record to be maintained for at least five years after the end of the fiscal year in which such violation occurs;

C.	Each report filed in accordance with the Code and all related documentation including duplicate confirmations and periodic statements, each such report and all related information to be maintained for at least five years after the end of the fiscal year in which the report is made or the information provided;

D.	A list of all persons who are currently, or have within the past five years, been required to report personal securities transactions in accordance with the Code;

E.	A list of the names of each person designated from time to time by Axiom to receive and review reports of purchases and sales of Securities and to otherwise administer the Code;

F.	Each pre-clearance request and any pre-clearance authorization and a record of the reasons supporting each such authorization, any such request and authorization to be maintained for at least five years after the end of the fiscal year in which such authorization was granted; and

G.	A record of any request for an exemption to requirements imposed pursuant to the Code and a record of any decision to grant an exemption along with the reasons supporting the decision, each such record to be maintained for at least five years after the end of the fiscal year in which such exemption was granted.

Updated: August 2015

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Axiom International Investors LLC

Code of Ethics

Initial Employment and Annual

Certificate of Compliance

I,                     , certify that I have received a copy of the Code of Ethics and all amendments thereto (the “Code of Ethics”), and have read and have full understanding of the Code of Ethics. I hereby certify that I will comply and have complied during the past year with the Code of Ethics, all other policies of Axiom and all federal securities laws and other laws relating to Axiom and its business. In furtherance of my obligation to comply with the Code of Ethics, I have reported to the Chief Compliance Officer all actual or suspected violations known to me of this Code, of other policies of Axiom and of federal securities laws or other laws relating to Axiom and its business.

In furtherance of my obligation to comply with the Code of Ethics, (1) I have arranged to have the required broker-dealer statements sent directly to the Chief Compliance Officer of Axiom and that the latest statement(s) from the date below is (are) complete and accurate as to my holdings that are required to be reported under the Code of Ethics; and (2) I have reported to the Chief Compliance Officer all gifts and entertainment that I have received above the limits set forth in the Code of Ethics (even if I have failed to seek pre-approval as provided in the policy).

I also certify that set forth on Exhibit 1 is a list of all of the accounts with any broker, dealer, bank or similar entity that maintains an account for any Securities in which I have Beneficial Ownership including any Third Party Managed Account (as such capitalized terms are defined in the Code of Ethics).

Signed	Dated

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Exhibit 1 to Axiom International Investors LLC

Code of Ethics

Initial Employment and Annual

Certificate of Compliance

Information is current as of             , 20    , which is not more than 45 days prior to the date set forth below.

Name of Broker/Dealer/Bank	Account Title	Account Number

I confirm that this list fully discloses all accounts for Securities in which I have Beneficial Ownership, and I understand that I am presumed to have Beneficial Ownership in accounts of Immediate Family members living in the same household, and certain other accounts as detailed in the Code of Ethics.

Date:
Signature
Name:

Use additional sheets if necessary.

2

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Certification for Third Party Managed Accounts

I hereby certify that I have read and understand the requirements of the Axiom Code of Ethics (the “Code”) regarding pre-clearance requirements for transactions in Securities. I understand that transactions in Securities within the Third Party Managed Account(s) identified below will be exempt from the pre-clearance requirements of the Code only if:

•	pursuant to an agreement and in actual practice, the investment adviser or broker of each Third Party Managed Account (who may not be an employee or affiliate of Axiom) has full discretionary authority to purchase and sell Securities without prior notification to, discussion with or consent of the accountholder or his/her representatives; and

•	neither the accountholder nor his/her representatives, directly or indirectly, suggest or otherwise consult or communicate with the investment adviser or broker concerning transactions in specific Securities.

I understand that the Code does not prohibit receipt of periodic (after the fact) reports or statements of any Third Party Managed Account or information for preparation of tax returns or from holding periodic discussions with the investment adviser or broker explaining account activity solely for the purposes of describing investment objectives and risk profiles generally or evaluating the past performance, or for any purpose other than to discuss specific Securities or issuers.

I hereby certify that the conditions set forth above are satisfied with respect to each Third Party Managed Account identified below, and that neither I nor any other accountholder will have any communications with the investment adviser or broker relating directly or indirectly to any Security currently held or to be held by the account (except for receiving the reporting information specifically permitted by the last sentence of the preceding paragraph).

Name of Investment Adviser or Broker:

Accountholder:

Account Number:

Relationship to Investment Adviser or Broker (e.g. Independent Professional, friend, relative):

Signed	Dated

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